Exhibit 99.1

April 18, 2005

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports record quarterly earnings of $4.7 billion, or $1.14 per share

Revenue and earnings momentum strong across enterprise

Commercial loans up significantly in Northeast

Efficiency ratio beats target

CHARLOTTE — Bank of America Corporation today reported that first quarter net income rose to $4.70 billion, or $1.14 per share (diluted), from $2.68 billion, or $0.91 per share, a year ago. Under purchase accounting rules, results reported for the first quarter of 2004 do not include the impact of FleetBoston Financial Corporation, which was acquired on April 1, 2004. Return on common equity in the first quarter was 19.30 percent.

In addition to the impact of Fleet, net income increased due to strong results throughout the company’s businesses, lower credit costs, increasing merger-related efficiencies and gains from the sales of securities.

The integration of Fleet remained on schedule as several systems conversions were completed during the quarter and additional conversions were started. Direct cost savings achieved in the quarter totaled $437 million.

First quarter earnings included merger and restructuring charges of $112 million pre-tax, which reduced net income by 2 cents per share.

“I am very pleased with the continued momentum of our businesses,” said Kenneth D. Lewis, chairman and chief executive officer. “The continuing successful integration of the Fleet franchise has bolstered our ability to achieve future growth and value creation for our shareholders. In particular, we saw the strongest commercial loan growth in many quarters across our company and deposit growth continues to be robust.

“This quarter shows how our balanced business mix is paying off,” Lewis continued. “The power of our franchise is evident in our ability this quarter to deliver an efficiency ratio below our target of 50 percent.”

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Business Highlights (Unless otherwise stated, the following highlights compare results in the first quarter of 2005 to the fourth quarter of 2004. Both periods include the impact of the Fleet merger.)

•	Net new retail consumer checking accounts in the first quarter of 2005 were a record 610,000, surpassing the 602,000 new accounts in the fourth quarter of 2004.

•	Net new retail savings accounts in the first quarter of 2005 were a record 759,000, versus 742,000 new accounts in the fourth quarter of 2004.

•	Bank of America opened 1.3 million new consumer credit card accounts in the first quarter of 2005, as average managed outstandings for consumer credit card exceeded $58 billion.

•	Average loans grew 2 percent from the fourth quarter of 2004 to $525 billion, with strength in both consumer and commercial lending. Excluding residential mortgages, average loans grew 3 percent from the fourth quarter of 2004. Bank of America carries residential mortgages on its balance sheet for asset/liability management.

•	Active online banking users increased to 13.1 million, while online bill payers reached 6.3 million in the first quarter of 2005.

•	Trading-related revenue in the Global Capital Markets and Investment Banking segment climbed 74 percent in the first quarter of 2005 as compared to the fourth quarter of 2004.

•	Customer “Delight” among all Bank of America customers in the first quarter was 52.5 percent, compared to 50.1 percent one year ago. These results include all Bank of America businesses and the former Fleet franchise.

Fleet Merger Highlights

•	Approximately 10 million Fleet consumer credit card accounts were converted to the Bank of America System, and BAC completed the issuance of Bank of America credit and debit cards to active Fleet cardholders.

•	Net new checking accounts in the former Fleet footprint increased to 79,000 in the quarter as compared to 45,000 in the fourth quarter of 2004.

•	Net new savings accounts in the former Fleet footprint increased to 96,000 in the quarter as compared to net new savings accounts of 82,000 in the fourth quarter of 2004.

•	Global Business and Financial Services grew loans more than $200 million in the former Fleet footprint during the first quarter of 2005 in Middle Market and Business Banking.

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2005 First Quarter Versus 2004 First Quarter Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew to $14.22 billion from $9.70 billion the previous year.

Net interest income on a fully taxable-equivalent basis was $8.07 billion compared to $5.97 billion a year earlier. In addition to the impact of Fleet, the increase was driven by consumer and middle-market business loan growth, higher domestic deposit levels and asset-liability management portfolio activity net of the impact of rates. These increases were partially offset by a lower trading-related contribution and lower levels of foreign loans.

Noninterest income was $6.15 billion compared to $3.73 billion a year earlier. In addition to the impact of Fleet, these results were driven by higher investment and brokerage services, equity investment gains, trading account profits and card income.

During the quarter, the company realized $659 million in securities gains. The company realized $495 million in securities gains in the first quarter of 2004.

Efficiency

With strong revenue growth and expense control, the efficiency ratio, including merger and restructuring charges, improved to 49.62 percent. Noninterest expense was $7.06 billion compared to $5.43 billion a year ago, driven by the addition of Fleet.

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Credit Quality

All major commercial credit quality indicators continued to show positive trends. Credit card charge-offs grew as a result of the Fleet acquisition, card portfolio growth and seasoning and increases in minimum payment requirements as compared to the first quarter of 2004. Consumer credit quality remained strong in all other categories.

•	Provision for credit losses was $580 million, down from $706 million in the fourth quarter of 2004 and $624 million a year earlier.

•	Net charge-offs were $889 million, or 0.69 percent of average loans and leases. This compared to $845 million, or 0.65 percent, in the fourth quarter of 2004 and $720 million, or 0.77 percent of average loans and leases in the first quarter of 2004.

•	Nonperforming assets decreased to $2.34 billion, or 0.44 percent of total loans, leases and foreclosed properties, at March 31, 2005. This compared to $2.46 billion, or 0.47 percent, at December 31, 2004 and $2.49 billion, or 0.66 percent, at March 31, 2004.

•	The allowance for loan and lease losses was $8.31 billion, or 1.57 percent of loans and leases, at March 31, 2005. This compared to $8.63 billion, or 1.65 percent, at December 31, 2004 and $6.08 billion, or 1.62 percent, at March 31, 2004. At March 31, 2005, the allowance for loan and lease losses represented 401 percent of nonperforming loans and leases, compared to 390 percent at December 31, 2004 and 258 percent at March 31, 2004.

Capital Management

Total shareholders’ equity was $98.52 billion at March 31, 2005. Period-end assets grew to $1.21 trillion. The Tier 1 Capital Ratio was 8.20 percent, compared to 8.10 percent at December 31, 2004 and 7.73 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $0.45 per share. The company also issued 32 million shares, primarily related to employee stock options and ownership plans, and repurchased 43 million shares. Average common shares issued and outstanding were 4.03 billion in the first quarter, compared to 4.03 billion in the fourth quarter of 2004 and 2.88 billion in the first quarter of 2004.

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First Quarter 2005 Business Segment Results

Global Consumer and Small Business Banking

Global Consumer and Small Business Banking earnings in the first quarter were $1.90 billion. Revenue in the first quarter was $6.96 billion.

As compared to the first quarter of 2004, improvement in mortgage banking income and continued growth in card income and service charges was somewhat offset by an increase in provision.

Excluding the impact of Fleet, average deposits increased slightly while loan balances continued to grow, led by growth in credit card and home equity loans. Credit and debit card purchase volumes also grew as more customers moved away from writing checks and using cash. Loan production in Consumer Real Estate was led by significant improvement in home equity volume as compared to the first quarter of 2004.

Global Business and Financial Services

Global Business and Financial Services earnings in the first quarter were $1.12 billion. Revenue in the first quarter was $2.73 billion.

Excluding the impact of Fleet, steady growth in commercial lending continued. The benefit of steady loan and deposit growth was partially offset by a slight compression in loan margin spreads as compared to the first quarter of 2004.

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Global Capital Markets and Investment Banking

Global Capital Markets and Investment Banking earnings in the first quarter were $721 million. Revenue in the first quarter was $2.63 billion.

The business recorded its best quarter ever in earnings and revenue. This was primarily due to increases in trading profits, led by increased sales of interest rate products, equities and strong portfolio management in fixed income. Also contributing to the increase in trading-related revenue were gains on credit portfolio hedges. These increases were somewhat offset by lower investment banking fees as compared to the first quarter of 2004.

Due to the favorable credit environment, Global Capital Markets and Investment Banking had a negative provision in the large corporate loan book in the first quarter of 2005.

Global Wealth and Investment Management

Global Wealth and Investment Management earnings in the first quarter were $576 million. Revenue in the first quarter was $1.79 billion.

Excluding the impact of Fleet, revenue and earnings growth was led by increases from the impact of loan and deposit growth and asset management fees, as well as strong expense management. These factors were partially offset by lower brokerage volume and price compression in addition to a drop in assets under management.

All Other

All Other reflected $379 million of net income for the quarter. Securities gains related to asset/liability management are included in this reporting segment. Equity Investments earned $98 million compared to a loss of $29 million in the first quarter of 2004.

Note: Marc Oken, chief financial officer, will discuss first quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships through more than 5,800 retail banking offices and 16,700 ATMs and through award-winning online banking with more than thirteen million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

Selected Financial Data(1)

	Three Months Ended March 31
	2005	2004
(Dollars in millions, except per share data; shares in thousands)

Financial Summary

Earnings	$4,695	$2,681
Earnings per common share	1.16	0.93
Diluted earnings per common share	1.14	0.91
Dividends paid per common share	0.45	0.40
Closing market price per common share	44.10	40.49
Average common shares issued and outstanding	4,032,550	2,880,306
Average diluted common shares issued and outstanding	4,099,062	2,933,402

Summary Income Statement

Net interest income	$7,873	$5,801
Total noninterest income	6,149	3,730

Total revenue	14,022	9,531
Provision for credit losses	580	624
Gains on sales of debt securities	659	495
Other noninterest expense	6,945	5,430
Merger and restructuring charges	112	—

Income before income taxes	7,044	3,972
Income tax expense	2,349	1,291

Net income	$4,695	$2,681

Summary Average Balance Sheet

Total loans and leases	$524,944	$374,077
Securities	204,574	99,755
Total earning assets	1,044,914	734,808
Total assets	1,200,883	833,192
Total deposits	627,419	425,075
Shareholders’ equity	98,814	48,686
Common shareholders’ equity	98,542	48,632

Performance Indices

Return on average assets	1.59%	1.29%
Return on average common shareholders’ equity	19.30	22.16

Credit Quality

Net charge-offs	$889	$720
Annualized net charge-offs as a % of average loans and leases outstanding	0.69%	0.77%
Managed credit card net losses as a % of average managed credit card receivables	6.17	5.05

	At March 31
	2005	2004
Balance Sheet Highlights

Loans and leases	$529,466	$375,968
Total securities	218,950	139,788
Total earning assets	1,059,816	705,039
Total assets	1,212,239	799,974
Total deposits	629,987	435,592
Total shareholders’ equity	98,519	48,776
Common shareholders’ equity	98,248	48,723
Book value per share	24.35	16.85

Total equity to assets ratio (period-end)	8.13%	6.10%

Risk-based capital ratios:
Tier 1	8.20 *	7.73
Total	11.46 *	11.46
Leverage ratio	5.82 *	5.43

Period-end common shares issued and outstanding	4,035,319	2,890,975

Allowance for credit losses:
Allowance for loan and lease losses	$8,313	$6,080
Reserve for unfunded lending commitments	394	401

Total	$8,707	$6,481

Allowance for loan and lease losses as a % of total loans and leases	1.57%	1.62%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	401	258
Total nonperforming loans and leases	$2,073	$2,354
Total nonperforming assets	2,338	2,485
Nonperforming assets as a % of:
Total assets	0.19%	0.31%
Total loans, leases and foreclosed properties	0.44	0.66
Nonperforming loans and leases as a % of total loans and leases	0.39	0.63

Other Data

Full-time equivalent employees	175,365	134,374
Number of banking centers - domestic	5,889	4,272
Number of ATMs - domestic	16,798	13,168

*	Preliminary data

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Business and Financial Services	Global Capital Markets and Investment Banking	Global Wealth and Investment Management	All Other

Three Months Ended March 31, 2005
Total revenue (FTE) (2)	$6,961	$2,734	$2,632	$1,794	$100
Net income	1,899	1,120	721	576	379
Shareholder value added	1,154	350	449	328	24
Return on average equity	23.54%	15.33%	27.90%	23.74%	n/m
Average loans and leases	$138,670	$171,500	$35,508	$50,759	$128,507

Three Months Ended March 31, 2004
Total revenue (FTE) (2)	$4,724	$1,569	$2,173	$1,101	$133
Net income	1,070	582	453	246	330
Shareholder value added	716	385	253	127	(76)
Return on average equity	30.30%	31.36%	24.28%	21.78%	n/m
Average loans and leases	$86,082	$109,193	$29,333	$38,442	$111,027

n/m = not meaningful

	Three Months Ended March 31
	2005	2004
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$8,072	$5,970
Total revenue	14,221	9,700
Net interest yield	3.11%	3.26%
Efficiency ratio	49.62	55.98

Reconciliation of net income to operating earnings
Net income	$4,695	$2,681
Merger and restructuring charges	112	—
Related income tax benefit	(37)	—

Operating earnings	$4,770	$2,681

Operating Basis
Diluted earnings per common share	$1.16	$0.91
Return on average assets	1.61%	1.29%
Return on avg common shareholders’ equity	19.61	22.16
Efficiency ratio	48.83	55.98

Reconciliation of net income to shareholder value added
Net income	$4,695	$2,681
Amortization of intangibles	208	54
Merger and restructuring charges, net of tax benefit	75	—
Capital charge	(2,673)	(1,330)

Shareholder value added	$2,305	$1,405

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.